Exhibit 10.1
THE WILLIAMS COMPANIES
AMENDED AND RESTATED
RETIREMENT RESTORATION PLAN
Effective as of January 1, 2008

THE WILLIAMS COMPANIES
AMENDED AND RESTATED
RETIREMENT RESTORATION PLAN
ESTABLISHMENT OF PLAN
     WHEREAS, The Williams Companies, Inc. and certain of its subsidiaries (“Employers”) maintain The Williams Pension Plan (“Pension Plan”) for the benefit of eligible employees of the Employers;
     WHEREAS, Sections 401(a)(17) and 415 of the Internal Revenue Code (“Code”) establish limitations as to the amount of pension benefit which may be accrued under or payable from the Pension Plan on behalf of any participant therein; and
     WHEREAS Code Section 409A imposes new requirements upon distributions from supplemental plans; and
     WHEREAS, to reflect the requirements of Code Section 409A, The Williams Companies, Inc. desires to amend and restate The Williams Companies Retirement Restoration Plan, as effective January 1, 2005, a supplemental plan under which the portion of the pension benefit (and related death benefit) of an eligible employee of an Employer which becomes subject to such limitations of the Code shall be payable from general corporate assets.
     NOW, THEREFORE, The Williams Companies, Inc. hereby adopts, effective as of January 1, 2008, The Williams Companies Retirement Restoration Plan as amended and restated and set forth hereinafter.

ARTICLE I
Introduction
     This document is generally effective as of January 1, 2008 (the “Effective Date”) and amends and restates The Williams Companies Retirement Restoration Plan, as effective January 1, 2005 (the “2005 Document”), with respect to periods commencing on and after the Effective Date. It sets forth the terms of the Plan applicable to deferrals which are subject to Section 409A, i.e., generally, deferred amounts earned or vested after December 31, 2004 (the “409A Program”). Certain other deferrals under the Plan shall be governed by a separate set of documents which set forth the pre-Section 409A terms of the Plan (the “Pre-409A Program”) to the extent such other deferrals and the terms of Pre-409A Program are not incorporated into this document. Together, this document, the 2005 Document and the documents for the Pre-409A Program describe the terms of a single plan. However, amounts subject to the terms of this 409A Program and amounts subject to the terms of the Pre-409A Program shall be tracked separately at all times. The preservation of the terms of the Pre-409A Program, without material modification, and the separation between the 409A Program amounts and the Pre-409A Program amounts are intended to be sufficient to permit the Pre-409A Program to remain exempt from Section 409A. Subject to the applicable Plan termination provisions, with respect to vested benefits under the Pre-409A Program: (i) in the case of vested Participants on December 31, 2004 who were receiving vested benefits on such date, such benefits shall continue to be paid under the Pre-409A Program at the same time and in the same amounts as specified under the form of payment in effect on such date; and (ii) in the case of vested Participants who were not receiving vested benefits on such date, such benefits shall be paid under the Pre-409A Program in a lump sum at the time specified in Article IV of The Williams Companies Supplemental Retirement Plan as in effect on December 31, 2004.

ARTICLE II
Definitions
     In this Plan, unless the context clearly implies otherwise, the singular includes the plural, the masculine includes the feminine, and initially capitalized words have the following meaning:
     2.1 Actuarial Equivalent. An amount or benefit of equivalent current value to the amount or benefit which would otherwise have been provided to or on account of a Participant or Beneficiary determined on the basis of the actuarial assumptions then in effect under the Pension Plan and such other assumptions permitted by Code Section 409A and final regulations promulgated thereunder as may be deemed necessary by an actuary selected by the Company or the Committee.
     2.2 Base Pay. The regular wages and salary of a Participant, which is in excess of Code limitations and which does not include any short term disability paid by an Employer, overriding royalties, amounts paid under a phantom override plan, bonuses (including, but not limited to bonuses under The Williams Companies, Inc. Executive Incentive Compensation Plan), salary reduction amounts contributed to The Williams Investment Plus Plan, salary reduction amounts contributed to any qualified transportation plan established by an Employer in accordance with Code Section 132(f)(7) or to any cafeteria plan or flexible benefits plan established by an Employer in accordance Section 125 and related sections of the Code, severance pay, cost of living pay, housing pay, relocation pay (including mortgage interest differential) or any such other taxable and non-taxable fringe benefits and extraordinary compensation of any kind.

     2.3 Basic Supplemental Benefit. The amount payable to a Vested Participant in the form of a lump sum distribution based upon the amount credited to his Supplemental Pension Account pursuant to the applicable provisions of this Plan.
     2.4 Beneficiary. The Surviving Spouse or other person who is entitled to receive benefits pursuant to Article V of this Plan.
     2.5 Benefit Starting Date. With respect to a Supplemental Retirement Benefit, the date shall be the later of the first day of the month following the date the Participant attains age fifty-five (55) or the first day of the month following the expiration of the six (6) month period commencing with the date the Participant incurs a Separation from Service. With respect to a Death Benefit, the date shall be the first day of the month following the expiration of the three (3) month period commencing with the Participant’s date of death. With respect to a Supplemental Disability Benefit, the date shall be the date specified under the provisions of Section 3.5. A benefit payable under the Pre-409A Program, shall be payable as of the date a corresponding benefit is payable under the Pension Plan.
     2.6 Board. The Board of Directors of the Company as constituted from time to time.
     2.7 Change in Control. The occurrence of (i) a Change in the Ownership of the Company, as defined below, (ii) a Change in Effective Control of the Company, as defined below, or (iii) a Change in the Ownership of a Substantial Portion of the Assets of the Company, as defined below. To qualify as a Change in Control event, the occurrence of the event shall be objectively determinable, strictly ministerial, and shall not involve any discretionary authority by the plan administrator. Code Section 318(a) shall be applied to determine stock ownership for purposes of this section. Substantially vested stock underlying a vested option is considered owned by the person who holds the vested option (and the stock underlying an unvested option is not considered owned by the person who holds an unvested option). To qualify as a Change in Control with respect to a Participant, the Change in Control must relate to (x) the corporation for whom the Participant is performing services at the time of the Change in Control event; (y) the corporation that is liable for the payment of benefits under this Plan (or all corporations which are liable for payment if more than one corporation is liable) but only if either the benefits are attributable to the performance of service by the Participant for such corporation (or corporations) or there is a bona fide business purpose for such corporation (or corporations) to be liable for such payment and, in either case, no significant purpose of making such corporation or corporations liable for such payment is the avoidance of Federal income tax; or (z) a corporation that is a majority shareholder of a corporation identified in subsections (x) or (y) above, or any corporation in a chain of corporations in which each corporation is a majority shareholder of another corporation in the chain, ending in a corporation identified in subsections (x) or (y) above. The provisions of Treas. Reg. § 1.409A-3, as amended, shall govern with respect to the definition of terms used therein and in the interpretation of whether a Change in Control has occurred.
     (a) A “Change in the Ownership of the Company” occurs on the date that any one person or more than one person Acting as a Group, as defined below, acquires ownership of Stock of the Company (“Stock”) that, together with Stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the Stock. However, if any one person or more than one person Acting as a Group, is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Stock, the acquisition of additional Stock by the same person or persons is not considered to cause a Change in the Ownership of the

Company. An increase in the percentage of Stock owned by any one person, or persons Acting as a Group, as a result of a transaction in which the Company acquires its Stock in exchange for property will be treated as an acquisition of Stock for purposes of this subsection. This subsection applies only when there is a transfer of Stock (or issuance of Stock) and Stock remains outstanding after the transaction.
     (b) “Acting as a Group.” persons will not be considered to be Acting as a Group solely because they purchase or own Stock at the same time or as a result of the same public offering. However, persons will be considered to be Acting as a Group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of Stock, or similar business transaction with the Company. If a person owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of Stock or similar transaction involving another corporation, such shareholder is considered to be Acting as a Group with other shareholders only in such corporation prior to the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
     (c) A “Change in the Effective Control of the Company” occurs only on either of the following dates: (1) The date that any one person, or more than one person Acting as a Group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of the Stock possessing thirty percent (30%) or more of the total voting power of the Stock of the Company; or (2) The date a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election.

     If any one person, or more than one person Acting as a Group, is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of the Company.
     (d) A “Change in the Ownership of a Substantial Portion of the Assets of the Company” occurs on the date that any one person, or more than one person Acting as a Group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all assets of the Company immediately prior to such acquisition or acquisitions. For this purpose, the gross fair market value means the value of the assets of the Company or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, there is no Change in the Ownership of a Substantial Portion of the Assets of the Company when there is a transfer of assets to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a Change in the Ownership of a Substantial Portion of the Assets of the Company if the assets are transferred to (1) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its Stock; (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company; (3) a person, or more than one person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock; or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person Acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding Stock. For purposes of this subsection (d), and except as otherwise provided, a person’s status is determined immediately after the transfer of assets.
     2.8 Code. The Internal Revenue Code of 1986, as amended.
     2.9 Code Limitations. The limitations on compensation which may be taken into account in determining benefits under and on benefits payable from the Pension Plan imposed by Sections 401(a)(17) and 415 of the Code.
     2.10 Committee. The Compensation Committee of the Board.
     2.11 Company. The Williams Companies, Inc., a Delaware corporation or any successor thereto.
     2.12 Credit Date. (a) With respect to Supplemental Compensation Credits, the last day of the applicable Plan Year referenced in the context in which such term is used, and (b) with respect to Supplemental Interest Credits, the last day of each quarter of each Plan Year.
     2.13 Death Benefit. The benefit provided under Article V of this Plan to the Surviving Spouse or other Beneficiary of a Participant.
     2.14 Disability. A physical or mental condition which satisfies the requirements for disability payments under The Williams Companies, Inc. Long-Term Disability Plan as in effect on January 1, 2008.
     2.15 Eligible Employee. Any Employee of an Employer who (a) is a participant in the Pension Plan and (b) holds a position that has been classified as an executive position by the Company’s executive compensation department.

     2.16 Employee. An “eligible Employee” as such term is defined under the Pension Plan.
     2.17 Employer. An “Employer” as such term is defined under the Pension Plan.
     2.18 Former Participant. A Participant who has a benefit which becomes payable after December 31, 2007 under either the Pre-409A Program portion or the 409A Program portion of this Plan but who is no longer an Eligible Employee.
     2.19 Key Employee. An employee designated on an annual basis by the Company as of December 31 (the “Key Employee Designation Date”) as an employee meeting the requirements of Section 416(i) of Code without regard to paragraph (5) thereof utilizing the definition of compensation under Treasury Regulation § 1.415(c)-2(d)(2). A Participant designated as a “key employee” shall be a “key employee” for the entire twelve (12) month period beginning on April 1 following the Key Employee Designation Date.
     2.20 Nonservice Participant. A Vested Participant who is a “Nonservice Participant” as such term is defined under the Pension Plan.
     2.21 Normalized Pension Benefit. The pension benefit which would have been paid during a Plan Year to the Participant or his Beneficiary (including a spouse or other contingent annuitant) pursuant to the benefit formula set forth in Section 2.1 of the Pension Plan which is applicable to such Participant and the method of payment selected by the Participant under the Pension Plan, without taking into account the Code Limitations; but (for any Plan Year beginning on or after January 1, 2002) taking into account only the Supplemental Retirement Compensation of the Participant in lieu of “Compensation” under Section 2.19 of the Pension Plan.

     2.22 Participant. An Eligible Employee who agrees to be bound by the terms of this Plan by filing such form or forms, if any, as the Committee may require. Such term includes a Former Participant, a Rule of 55 Participant, a Transitional Participant and a Vested Participant as appropriate in the circumstances in which the term is used in the Plan.
     2.23 Pension Plan. The Williams Pension Plan, as in effect on January 1, 2005 and as amended and/or restated from time to time. With respect to a Participant who has a benefit payable under the Williams Inactive Employees Pension Plan, as in effect January 1, 2005 and as amended and/or restated from time to time, such plan is also included within such term.
     2.24 Pension Plan Benefit. The pension benefit actually paid during a Plan Year to the Participant or his Beneficiary (including a spouse or other contingent annuitant) pursuant to the benefit formula (set forth in Section 2.1 of the Pension Plan) which is applicable to such Participant and the method of payment selected by the Participant under such plan.
     2.25 Plan. The Williams Companies Retirement Restoration Plan, effective as of January 1, 2008 as set forth in this and related documents which comprise the 409A Program and the Pre-409A Program and as amended and/or restated from time to time. The provisions of this document are generally effective for periods commencing on and after January 1, 2008 with respect to deferred amounts earned or vested after December 31, 2004 under the 409A Program as described in Article I. As described in Article I, vested benefits of Participants who were not receiving payment of vested benefits on December 31, 2004 are payable under the Pre-409A Program in a lump sum at the time specified in Article IV of The Williams Companies Supplemental Retirement Plan as in effect on December 31, 2004.
     2.26 Plan Interest Rate. The rate of interest applicable under the terms of the Plan for determining Supplemental Interest Credits as of any Credit Date determined as the rate for the month of September immediately preceding the respective Plan Year in which the rate is applicable under the Plan, which rate is based upon the annual rate for 30-year Treasury securities as specified by the Commissioner of Internal Revenue in revenue rulings, notices and other guidance published in the Internal Revenue Bulletin.
     2.27 Plan Year. Each twelve (12) consecutive month fiscal year beginning January 1 and ending December 31.
     2.28 Rule of 55 Participant. A Vested Participant: (a) whose attained age in years and number of Years of Service credited as Benefit Service aggregated pursuant to the terms of the Pension Plan as of March 31, 1998 equaled at least fifty-five (55); (b) who is not a Transitional Participant; and (c) who incurs a Separation from Service after attaining age fifty-five (55) and is then eligible for an Early Pension pursuant to Section 5.2 of the Pension Plan.
     2.29 Separation from Service. The Participant’s termination or deemed termination from employment with the Company and its Affiliates. For purposes of determining whether a separation from service has occurred, the employment relationship is treated as continuing intact while the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months, or if longer, so long as the Participant retains a right to reemployment with his or her employer under an applicable statute or by contract. For this purpose, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for his or her employer. If the period of leave exceeds six (6) months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be deemed to terminate on the first date immediately following such six (6) month period. Notwithstanding the foregoing, if a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months, and such impairment causes the Participant to be unable to perform the duties of the Participant’s position of employment or any substantially similar position of employment, a twenty-nine (29) month period of absence shall be substituted for such six (6) month period. For purposes of this Section 2.29, a separation from service occurs at the date as of which the facts and circumstances indicate either that, after such date: (A) the Participant and the Company reasonably anticipate the Participant will perform no further services for the Company and its Affiliates (whether as an employee or an independent contractor), or (B) that the level of bona fide services the Participant will perform for the Company and its Affiliates (whether as an employee or independent contractor) will permanently decrease to no more than twenty (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period or, if the Participant has been providing services to the Company and its Affiliates for less than thirty-six (36) months, the full period over which the Participant has rendered services, whether as an employee or independent contractor. The determination of whether a separation from service has occurred shall be governed by the provisions of Treasury Regulation § 1.409A-1, as amended, taking into account the objective facts and circumstances with respect to the level of bona fide services performed by the Participant after a certain date.
     2.30 Service Participant. A Vested Participant who is a “Service Participant” as such term is defined under the Pension Plan.
     2.31 Supplemental Compensation Credit. The amount deemed credited to a Participant’s Supplemental Pension Account based upon his Supplemental Retirement Compensation for a Plan Year (or any part of a Plan Year and for a disabled Participant accruing

Benefit Service credit or Compensation Credit pursuant to Section 5.3 of the Pension Plan, based upon his rate of Supplemental Retirement Compensation as of the date his Disability commenced), with such amount deemed to be credited as of the Credit Date for such Plan Year and determined in accordance with the following:
     (a) Service Participant.

					Credit Rate For
			Credit Rate On		Past Service***
	Credit Rate On		Supplemental		On All
	Supplemental		Retirement		Supplemental
Age* on	Retirement		Compensation		Retirement
Credit Date	Compensation		Above Wage Base**		Compensation
Prior to 29	4.50%	+	1.00%	+	0.30% x Past Service
29	4.50%	+	See **** below	+	0.30% x Past Service
30 through 39	6.00%	+	2.00%	+	0.30% x Past Service
40 through 49	8.00%	+	3.00%	+	0.30% x Past Service
50 and older	10.00%	+	5.00%	+	0.30% x Past Service
     (b) Nonservice Participant.

	Credit Rate On		Credit Rate
	Supplemental		On Supplemental
	Retirement		Retirement Compensation
Age* on Credit Date	Compensation		Above Wage Base**
Prior to 29	4.50%	+	1.00%
29	4.50%	+	See **** below
30 through 39	6.00%	+	2.00%
40 through 49	8.00%	+	3.00%
50 and older	10.00%	+	5.00%

*	Age means actual age measured in years attained as of the applicable Credit Date.

**	Wage Base means the taxable wage base under the Federal Insurance Contributions Act applicable for the Plan Year of the applicable Credit Date (Plan Year of Disability for a disabled Participant accruing Compensation Credit pursuant to Section 5.3 of the Pension Plan).

***	Past Service means Benefit Service credited as of March 31, 1998.

****	For Plan Years beginning on or after January 1, 2002, and before January 1, 2008, the rate is 1.00% on Compensation up to 170 percent of the Wage base and the rate is 1.13% on Compensation greater than 170 percent of the Wage Base. For Plan Years beginning on or after January 1, 2008, the rate is 1.20% on Compensation above the Wage Base.
     2.32 Supplemental Interest Credit. The amount deemed credited to a Participant’s Supplemental Pension Account based upon the balance in his Supplemental Pension Account on the Credit Date in a Plan Year (prior to the inclusion of the Supplemental Compensation Credit, if any, for such Plan Year) multiplied by the Plan Interest Rate applicable for such Plan Year.
     2.33 Supplemental Pension Account. A hypothetical account maintained for recordkeeping purposes only on behalf of a Participant to record the amount which would have accumulated if contributions had been made for each Plan Year of such Participant’s active participation equal to his Supplemental Compensation Credit and if such contributions and Supplemental Interest Credits had accumulated with interest at the applicable Plan Interest Rate until his Benefit Starting Date.
     2.34 Supplemental Retirement Benefit. The portion of a Participant’s pension benefit under the 409A Program portion of this Plan determined in accordance with Article III for periods commencing on and after December 31, 2004, as described in Article I.
     2.35 Supplemental Retirement Compensation. The portion of the total wages or salary, if any, which is in excess of Code Limitations paid to a Participant each Plan Year by an Employer or an affiliate, including Base Pay, short term disability (“STD”) paid by an Employer, overriding royalties, amounts paid under a phantom override plan, bonuses (unless specifically excluded under a written bonus arrangement such as The Williams Companies, Inc. Executive Incentive Compensation Plan), if any, when paid, salary reduction amounts contributed to The Williams Investment Plus Plan, salary reduction amounts contributed to any qualified transportation plan established by the Company in accordance with Code Section 132(f)(4) or to any cafeteria plan or flexible benefits plan established by the Company in accordance with Code Section 125 and related sections of the Code, but excluding severance pay, cost of living pay, housing pay, relocation pay (including mortgage interest differential) and all such other taxable and non-taxable fringe benefits and extraordinary compensation, all as determined by the Committee, in its sole and absolute discretion. For purposes of determining “Average Monthly Compensation” and “Compensation Credits” under the Pension Plan, the Supplemental Retirement Compensation taken into account with respect to any Plan Year beginning on or after January 1, 2002, shall not exceed three (3) times such Participant’s rate of Base Pay as of the last day of such Plan Year. For purposes of determining an “Accrued Benefit” under the Pension Plan, if a Participant is credited with less than two thousand eighty (2,080) “Hours of Service” under the Pension Plan for determining “Benefit Service” under the Pension Plan during a Plan Year, his Supplemental Retirement Compensation for that Plan Year shall be the product of his actual Supplemental Retirement Compensation for such Plan Year as described above multiplied by a fraction the numerator of which is two thousand eighty (2,080) and the denominator of which is the number of “Hours of Service” under the Pension Plan with which he is credited for such Plan Year.
     2.36 Supplemental Survivor Pension. An amount payable in accordance with Section 5.1 to the Surviving Spouse or Beneficiary of a Vested Participant who died prior to the Benefit Starting Date of his Supplemental Retirement Benefit in a lump sum distribution determined by the balance of such Participant’s Supplemental Pension Account at the date the amount of such distribution is determined.

     2.37 Surviving Spouse. The person to whom a Participant is married on the date of his death and/or any former spouse to the extent provided in a qualified domestic relations order within the meaning of Code Section 414(p) and determined by the Committee to be effective with respect to the Participant’s interest in the Plan; provided, however, a spouse shall not be a Surviving Spouse for purposes of eligibility for a Survivor Pension or other death benefit payable under Article V, unless such spouse was continuously married to the vested Participant on whose behalf such Survivor Pension or other death benefit is payable for the thirty (30) day period immediately prior to such vested Participant’s death.
     2.38 Termination of Employment. The date on which a Participant incurs a “Termination of Employment” as defined in Section 2.71 of the Pension Plan.
     2.39 Transitional Participant. A Participant who (a) was a Participant and an Eligible Employee or a disabled Participant accruing Benefit Service pursuant to Section 5.3 of the Pension Plan on March 31, 1998 and April 1, 1998; (b) had attained at least age fifty (50) as of April 1, 1998; or (c) was a “Transitional Participant” under the terms of the Transco Energy Company Retirement Plan or the Texas Gas Retirement Plan, as defined under either such plan on the date his employment was directly transferred to an Employer.
     2.40 Vested Participant. A Participant who is not a Transitional Participant and who is vested in his Basic Supplemental Benefit under the provisions of Article IV of this Plan.
ARTICLE III
Supplemental Retirement Benefits
     3.1 Restoration of Credited Service for a Transitional Participant Following the recommencement of employment with an Employer by a Transitional Participant whose employment with an Employer was terminated at a time when such Transitional Participant had a

Supplemental Retirement Benefit and whose benefit had commenced to be paid, such Transitional Participant’s subsequent Supplemental Retirement Benefit shall be reduced, but not below zero, by an amount which is the Actuarial Equivalent of the amount of Supplemental Retirement Benefit previously paid. If the Transitional Participant does not have a subsequent Supplemental Retirement Benefit, then the Transitional Participant shall not be required to reimburse this Plan with respect to any portion of the Supplemental Retirement Benefit previously paid to such Transitional Participant.
     3.2 Cash Balance Supplemental Retirement Benefit for a Vested Participant. A Vested Participant’s cash balance Supplemental Retirement Benefit shall be the amount credited to the Vested Participant’s Supplemental Pension Account upon his Benefit Starting Date.
     3.3 Cash Balance Supplemental Early Retirement Benefit. Solely with respect to a Rule of 55 Participant who incurs a Separation from Service with an Employer on or after age fifty-five (55), the amount credited to the Participant’s Supplemental Pension Account shall be multiplied by the applicable percentage in the following schedule and any amount in excess of 100% of the Supplemental Pension Account shall be paid on the Benefit Starting Date.

Aggregate of Attained
Age and Credited
Benefit Service as of	Multiplier Percentage for Attained
March 31, 1998	Age at Benefit Starting Date
	55 – 62	63	64	65
55 – 64	115%	115%	108%	100%
65 – 69	120%	120%	108%	100%
70 and over	125%	122%	108%	100%
     3.4 Supplemental Disability Benefit. If the Disability of a Participant continues past age fifty-five (55), the amounts credited to such Participant’s Supplemental Pension Account until age fifty-five (55) shall be distributed pursuant to the first or last sentences of Section 2.5, as applicable. Such Participant shall also be entitled to additional Supplemental Compensation Credits and Supplemental Interest Credits after age fifty-five (55) until the earlier of age sixty-five (65), or the cessation of the Disability for any reason including death. Any such additional supplemental disability credits shall be distributed upon the earlier of the first day of the month following the expiration of the three (3) month period commencing with the Participant’s date of death (to the Participant’s Beneficiary), or the first day of the month following the date the Participant attains age sixty-five (65).
ARTICLE IV
Vesting and Forfeitures
     4.1 Vesting. A Participant shall become vested in his or her Supplemental Retirement Benefit in accordance with the same schedule and rules as are applicable in determining when he or she becomes vested in his or her Pension Plan Benefit.
     4.2 Forfeitures. Any amount forfeited by a Participant who does not become vested in a benefit under this Plan shall constitute a reduction of the Employers’ liability under this Plan and shall not be allocated to the remaining Participants.
ARTICLE V
Death Benefit
     5.1 Cash Balance Supplemental Survivor Pension. The Surviving Spouse or other designated Beneficiary or Beneficiaries of a deceased, Vested Participant shall receive a Supplemental Survivor Pension with payments commencing on the Benefit Starting Date. Payment shall be made in accordance with a properly completed Beneficiary designation form provided by the Committee, signed and dated by such Participant and timely filed with the Committee (or its delegate). In the event a properly completed and timely filed Beneficiary designation form is not so filed or all designated Beneficiaries predeceased such Participant, payment shall be made to his Surviving Spouse, or, in the absence of a Surviving Spouse, to his estate which shall be deemed to be his Beneficiary.
     5.2 Payment of Death Benefit. Any death benefit payable under this Article V shall be paid on the Benefit Starting Date in the form of a lump sum distribution.
     5.3 Non-duplication of Benefits. If any payments are made pursuant to this Article V, no payments shall be made pursuant to any other provision of this Plan.
ARTICLE VI
Administration of the Plan
     6.1 Administration by Committee. The Plan shall be administered by the Committee.
     6.2 Operation of the Committee.
     (a) The Committee shall act by a majority of its members constituting a quorum and such action may be taken either by a vote in a meeting or in writing without a meeting. A quorum shall consist of a majority of the members of the Committee. No Committee member shall act upon any question pertaining solely to himself, and with respect to any such question only the other Committee members shall act.
     (b) The Committee may allocate responsibility for the performance of any of its duties or powers to one or more Committee members or employees of the Employers.
     (c) The Committee or its designee shall keep such books of account, records and other data as may be necessary for the proper administration of the Plan.
     6.3 Powers and Duties of the Committee. The Committee shall be generally responsible for the operation and administration of the Plan. To the extent that powers are not delegated to others pursuant to provisions of this Plan, the Committee shall have such powers as may be necessary to carry out the provisions of the Plan and to perform its duties hereunder, including, without limiting the generality of the foregoing, the power:
     (a) To appoint, retain and terminate such persons as it deems necessary or advisable to assist in the administration of the Plan or to render advice with respect to the responsibilities of the Committee under the Plan, including accountants, actuaries, administrators, attorneys and physicians.
     (b) To make use of the services of the employees of the Employers in administrative matters.
     (c) To obtain and act on the basis of all tables, valuations, certificates, opinions, and reports furnished by the persons described in paragraph (a) or (b) above. Any determination of Actuarial Equivalent benefits by the actuary selected by the Company or the Committee shall be conclusive and binding on the Employers, the Committee and all Participants, Former Participants and Beneficiaries.
     (d) To review the manner in which benefit claims and other aspects of the Plan administration have been handled by the employees of the Employers.
     (e) To determine all benefits and resolve all questions pertaining to the administration and interpretation of the Plan provisions, either by rules of general applicability or by particular decisions. To the maximum extent permitted by law, all interpretations of the Plan and other decisions of the Committee shall be conclusive and binding on all parties.
     (f) To adopt such forms, rules and regulations as it shall deem necessary or appropriate for the administration of the Plan and the conduct of its affairs, provided that any such forms, rules and regulations shall not be inconsistent with the provisions of the Plan.
     (g) To remedy any inequity resulting from incorrect information received or communicated or from administrative error.
     (h) To commence or defend any litigation arising from the operation of the Plan in any legal or administrative proceeding.
     6.4 Required Information. Any Participant or Former Participant and any Beneficiary eligible to receive benefits under the Plan shall furnish to the Committee any information or proof requested by the Committee and reasonably required for the proper administration of the Plan. Failure on the part of the Participant, Former Participant or Beneficiary to comply with any such request within a reasonable period of time shall be sufficient grounds for delay in the payment of benefits under the Plan until such information or proof is received by the Committee.
     6.5 Compensation and Expenses. All expenses incident to the operation and administration of the Plan reasonably incurred, including, without limitation by way of specification, the fees and expenses of attorneys and advisors, and for such other professional, technical and clerical assistance as may be required, shall be paid by the Employers. Members of the Committee shall not be entitled to any compensation by virtue of their services as such nor be required to give any bond or other security; provided, however, that they shall be entitled to reimbursement by the Employers for all reasonable expenses which they may incur in the performance of their duties hereunder and in taking such action as they deem advisable hereunder within the limits of the authority given them by the Plan and by law.
     6.6 Indemnification. To the extent provided for in the Company by-laws, each Employer shall indemnify and hold harmless each member of the Board, each member of the

Committee, and each officer and employee of an Employer to whom are delegated duties, responsibilities, and authority with respect to this Plan against all claims, liabilities, fines and penalties, and all expenses reasonably incurred by or imposed upon him (including but not limited to reasonable attorney fees) which arise as a result of his actions or failure to act in connection with the operation and administration of this Plan to the extent lawfully allowable and to the extent that such claim, liability, fine, penalty, or expense is not paid for by liability insurance purchased or paid for by an Employer. Notwithstanding the foregoing, an Employer shall not indemnify any person for any such amount incurred through any settlement or compromise of any action unless the Employer consents in writing to such settlement or compromise.
     6.7 Claims Procedure. The Committee as constituted and serving from time to time shall adopt, and may change from time to time, claims procedures, provided that such claims procedures and changes thereof shall conform with Section 503 of the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder. Such claims procedures, as in effect from time to time shall be deemed to be incorporated herein and made a part hereof.
ARTICLE VII
Miscellaneous
     7.1 Benefits Payable by the Employers. All benefits payable under this Plan shall constitute an unfunded obligation of the Employers. Payments shall be made, as due, from the general funds of the Employers. The Employers, at their option, may maintain one or more bookkeeping reserve accounts to reflect their obligations under the Plan and may make such investments as they, or any of them, may deem desirable to assist in meeting such obligations.

Any such investments shall be assets of the Employers subject to claims of general creditors. No person eligible for a benefit under this Plan shall have any right, title or interest in any such investments.
     7.2 Amendment or Termination. The Committee is authorized to amend the Plan, if such amendment does not increase the costs of the Plan and the Board is authorized to amend, modify, restate or terminate the Plan; provided, however, that (i) no such action by the Committee or the Board shall reduce a Participant’s Supplemental Retirement Benefit accrued as of the time thereof, and (ii) any such amendments, modifications, restatement or termination shall be effectuated in a manner which will not result in the imposition of Code Section 409A penalties. Generally, the amendment or termination of the Pre-409A Program shall be effectuated in a manner which either (A) avoids causing the “Grandfathered Benefits” to be materially modified within the meaning of Treas. Reg. 1.409A-6(a)(4); or (B) causes the Pre-409A Program to meet the requirements of Code Section 409A without the imposition of Code Section 409A penalties. In this regard, upon termination of the 409A Program due to a Change in Control, the Pre-409A Program shall be terminated either pursuant to Treas. Reg. 1.409A-6(a)(4)(iii), or pursuant to a plan termination amendment which causes the Pre-409A Program to comply with Code Section 409A. The date of such termination shall be the first business day. Payments under the 409A Program may be accelerated only to the extent permitted by Treas. Reg. 1.409A-3(j)(4). In this regard, if a Change in Control occurs, the service recipient entity that will be primarily liable immediately after the Change in Control transaction for the payment of benefits under the 409A Program shall terminate the 409A Program and all other nonaccount plans which are aggregated with the 409A Program under Treas. Reg. 1-409A-3(j)(4)(ix). The date of such termination shall be the first business day following such Change in Control and all amounts held in the Plan for any Participant shall be distributed in a lump sum within ten (10) business days after such termination.
     7.3 Status of Employment. Nothing herein contained shall be deemed: (a) to give to any Participant the right to be retained in the employ of any Employer, subsidiary or affiliate; (b) to affect the right of any Employer to discipline or discharge any Participant at any time; (c) to give any Employer, subsidiary or affiliate the right to require any Participant to remain in its employ; or (d) to affect any Participant’s right to terminate his or her employment at any time.
     7.4 Payments to Minors and Incompetents. If a Participant, Former Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving a valid receipt and discharge for such benefits, they will be paid to the duly appointed guardian of such minor or incompetent or to such other person or entity as the Committee may designate. Such payment shall, to the extent made, be deemed a complete discharge of any liability for such payment under the Plan.
     7.5 Inalienability of Benefits. The right of any person to any benefit or payment under the Plan shall not be subject to voluntary or involuntary transfer, alienation or assignment, and, to the fullest extent permitted by law, shall not be subject to attachment, execution, garnishment, sequestration or other legal or equitable process. In the event a person who is receiving or is entitled to receive benefits under the Plan attempts to assign, transfer or dispose of such right, or if an attempt is made to subject said right to such process, such assignment, transfer or disposition shall be null and void.
     7.6 Qualified Domestic Relations Orders. If a qualified domestic relations order is applicable to a Participant’s Pension Plan Benefit, such Participant’s Pension Plan Benefit shall be deemed to be the amount which would have otherwise been payable to the Participant from the Pension Plan if such qualified domestic relations order never existed.
     7.7 Governing Law. Except to the extent preempted by federal law, the Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma.
     7.8 Procedure for Adoption. Any corporation which is a contributing employer under the Pension Plan may, by resolution of such corporation’s board of directors, adopt the Plan subject to such terms and conditions as may be required by the Committee consistent with the provisions of the Plan.
     Executed in 0 counterpart originals this 1st day of December, 2008, effective as hereinbefore provided.

THE WILLIAMS COMPANIES, INC.

By: Title:	/s/ Stephanie Cipolla Vice President Human Resources

TABLE OF CONTENTS

ESTABLISHMENT OF PLAN	1

ARTICLE I	2
Introduction	2

ARTICLE II	4
Definitions	4
2.1 Actuarial Equivalent	4
2.2 Base Pay	4
2.3 Basic Supplemental Benefit	5
2.4 Beneficiary	5
2.5 Benefit Starting Date	5
2.6 Board	5
2.7 Change in Control	5
2.8 Code	9
2.9 Code Limitations	9
2.10 Committee	9
2.11 Company	9
2.12 Credit Date	9
2.13 Death Benefit	9
2.14 Disability	9
2.15 Eligible Employee	9
2.16 Employee	10
2.17 Employer	10
2.18 Former Participant	10
2.19 Key Employee	10
2.20 Nonservice Participant	10
2.21 Normalized Pension Benefit	10
2.22 Participant	11
2.23 Pension Plan	11
2.24 Pension Plan Benefit	11
2.25 Plan	11
2.26 Plan Interest Rate	11
2.27 Plan Year	12
2.28 Rule of 55 Participant	12
2.29 Separation from Service	12
2.30 Service Participant	13
2.31 Supplemental Compensation Credit	13
2.32 Supplemental Interest Credit	15
2.33 Supplemental Pension Account	15
2.34 Supplemental Retirement Benefit	15
2.35 Supplemental Retirement Compensation	15
2.36 Supplemental Survivor Pension	16
2.37 Surviving Spouse	17
2.38 Termination of Employment	17

2.39 Transitional Participant	17
2.40 Vested Participant	17

ARTICLE III	17
Supplemental Retirement Benefits	17
3.1 Restoration of Credited Service for a Transitional Participant	17
3.2 Cash Balance Supplemental Retirement Benefit for a Vested Participant	18
3.3 Cash Balance Supplemental Early Retirement Benefit	18
3.4 Supplemental Disability Benefit	18

ARTICLE IV	19
Vesting and Forfeitures	19
4.1 Vesting	19
4.2 Forfeitures	19

ARTICLE V	19
Death Benefit	19
5.1 Cash Balance Supplemental Survivor Pension	19
5.2 Payment of Death Benefit	20
5.3 Non-duplication of Benefits	20

ARTICLE VI	20
Administration of the Plan	20
6.1 Administration by Committee	20
6.2 Operation of the Committee	20
6.3 Powers and Duties of the Committee	20
6.4 Required Information	22
6.5 Compensation and Expenses	22
6.6 Indemnification	22
6.7 Claims Procedure	23

ARTICLE VII	23
Miscellaneous	23
7.1 Benefits Payable by the Employers	23
7.2 Amendment or Termination	24
7.3 Status of Employment	25
7.4 Payments to Minors and Incompetents	25
7.5 Inalienability of Benefits	25
7.6 Qualified Domestic Relations Orders	25
7.7 Governing Law	26

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